Exhibit 99.1

News from Xerox

For Immediate Release
Xerox Corporation
45 Glover Avenue
P.O. Box 4505
Norwalk, CT   06856-4505
tel    +1-203-968-3000
Xerox and Carl Icahn Announce Agreement

NORWALK, Conn., Jan. 29, 2016 - Xerox (NYSE:XRX) and Carl C. Icahn announced today that they have entered into an agreement related to the governance of the Business Process Outsourcing (“BPO”) company that will be created as a result of the planned separation of Xerox into two independent, publicly-traded companies, which was announced earlier today.

Under the agreement, when the separation is complete, the BPO company will have certain best-in-class corporate governance provisions and a Board of Directors composed of nine members: six directors selected by Xerox (two of whom may come from the current Xerox Board of Directors) and three directors selected by Icahn. In addition, in connection with the planned separation, Xerox agreed that a committee of its Board of Directors will begin searching for an external candidate to be Chief Executive Officer of the BPO company and to allow a person selected by Icahn to observe and advise the committee in that search process. Additional details regarding the agreement will be included in a Form 8-K to be filed by Xerox later today.

“We are pleased to have reached an agreement with Mr. Icahn that ensures that we will have strong leadership and best-in-class governance for the new Business Process Outsourcing company that will be created by our separation plan,” said Ursula Burns, chairman and chief executive officer of Xerox.

Mr. Icahn said: “We applaud Ursula Burns and Xerox’s Board of Directors for recognizing the importance of separating Xerox into two publicly-traded companies. We strongly believe that an independent BPO company with fresh, focused leadership and best-in-class corporate governance will greatly enhance shareholder value, and we are proud to be a part of that process.”

About Xerox
Xerox is helping change the way the world works. By applying our expertise in imaging, business process, analytics, automation and user-centric insights, we engineer the flow of work to provide greater productivity, efficiency and personalization. We conduct business in 180 countries, and our more than 140,000 employees create meaningful innovations and provide business process services, printing equipment, software and solutions that make a real difference for our clients - and their customers. Learn more at www.xerox.com.

Forward-Looking Statements

This release contains “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “will,” “should” and similar expressions, as they relate to us, are intended to identify forward-looking statements. These statements reflect management’s current beliefs, assumptions and expectations, including with respect to the proposed separation of the Business Process Outsourcing ("BPO") business from the Document Technology and Document Outsourcing business, the expected timetable for completing the separation, the future financial and operating performance of each business, the strategic and competitive advantages of each business, future opportunities for each business and the expected amount of cost reductions that may be realized in the cost transformation program, and are subject to a number of factors that may cause actual results to differ materially. Such factors include but are not limited to: changes in economic conditions, political conditions, trade protection measures, licensing requirements and tax matters in the United States and in the foreign countries in which we do business; changes in foreign currency exchange rates; our ability to successfully develop new products, technologies and service offerings and to protect our intellectual property rights; the risk that multi-year contracts with governmental entities could be terminated prior to the end of the contract term and that civil or criminal penalties and administrative sanctions could be imposed on us if we fail to comply with the terms of such contracts and applicable law; the risk that our bids do not accurately estimate the resources and costs required to implement and service very complex, multi-year governmental and commercial contracts, often in advance of the final determination of the full scope and design of such contracts or as a result of the scope of such contracts being changed during the life of such contracts; the risk that subcontractors, software vendors and utility and network providers will not perform in a timely, quality manner; service interruptions; actions of competitors and our ability to promptly and effectively react to changing technologies and customer expectations; our ability to obtain adequate pricing for our products and services and to maintain and improve cost efficiency of operations, including savings from restructuring actions and the relocation of our service delivery centers; the risk that individually identifiable information of customers, clients and employees could be inadvertently disclosed or disclosed as a result of a breach of our security systems; the risk in the hiring and retention of qualified personnel; the risk that unexpected costs will be incurred; our ability to recover capital investments; the risk that our Services business could be adversely affected if we are unsuccessful in managing the start-up of new contracts; the collectability of our receivables for unbilled services associated with very large, multi-year contracts; reliance on third parties, including subcontractors, for manufacturing of products and provision of services; our ability to expand equipment placements; interest rates, cost of borrowing and access to credit markets; the risk that our products may not comply with applicable worldwide regulatory requirements, particularly environmental regulations and directives; the outcome of litigation and regulatory proceedings to which we may be a party; the possibility that the proposed separation of the BPO business from the Document Technology and Document Outsourcing business will not be consummated within the anticipated time period or at all, including as the result of regulatory, market or other factors; the potential for disruption to our business in connection with the proposed separation; the potential that BPO and Document Technology and Document Outsourcing do not realize all of the expected benefits of the separation; and other factors that are set forth in the “Risk Factors” section, the “Legal Proceedings” section, the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section and other sections of our Quarterly Reports on Form 10-Q for the quarters ended, March 31, 2015, June 30, 2015 and September 30, 2015 and our 2014 Annual Report on Form 10-K filed with the Securities and Exchange Commission. Xerox assumes no obligation to update any forward-looking statements as a result of new information or future events or developments, except as required by law.

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Media Contacts:
Sean Collins, Xerox, +1-310-497-9205, sean.collins2@xerox.com
Carl Langsenkamp, Xerox, +1-585-423-5782, carl.langsenkamp@xerox.com

Investor Contacts:

Jennifer Horsley, Xerox, +1-203-849-2656, jennifer.horsley@xerox.com
Sean Cornett, Xerox, +1 203-849-2672, sean.cornett@xerox.com

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